FOR IMMEDIATE RELEASE:
---------------------
AMERICAN DENTAL PARTNERS AFFILIATES WITH RESTON DENTAL GROUP

CONTACTS:  (781) 224-0880
Gregory A. Serrao, Chairman, President and Chief Executive Officer Ronald M. Levenson, Senior Vice President, Chief financial Officer and Treasurer
_________________________________________________________________

     WAKEFIELD, MASSACHUSETTS -- June 3, 1998 -- American Dental Partners, Inc. (NASDAQ: ADPI) announced today that the Company completed an affiliation with Reston Dental Group P.C., located in Reston, Virginia, by acquiring certain of its non-clinical assets and entering into a 40-year service agreement with the dental group. Reston Dental Group is a multi-specialty dental group practice with 15 dentists and 39 operatories in one full-service facility. The group generated $8.7 million in practice revenue in 1997.

     "Reston Dental Group is one of the premier dental groups in Virginia, respected for its commitment to high quality dentistry," said Greg Serrao, Chief Executive Officer of American Dental Partners. "We are proud to have Reston Dental Group join our family of affiliated dental groups. This affiliation marks our entry into the state of Virginia, which has several attractive markets that meet our expansion criteria. We look forward to working with Reston Dental Group to increase its market share over time."

     American Dental Partners, Inc. is one of the nation's leading dental practice management companies. With the Reston Dental Group affiliation, the Company is now affiliated with eleven dental group practices and currently operates 91 dental facilities with 718 operatories located in Arizona, Louisiana, Minnesota, Pennsylvania, Texas, Virginia and Wisconsin.

     Note: Except for historical information, all other statements provided in this press release are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's actual results may vary materially from the forward-looking statements made above due to important factors such as: a limited operating history; risks associated with the Company's acquisition strategy; management of rapid growth; dependence upon affiliated dental groups; government regulation of the dental industry; and dependence upon service agreements. These and other risk factors that could materially affect financial results are further described in the Company's Form S-1 Registration Statement (file No. 333-39981).